September 10, 2008

Securities and Exchange Commission

Division of Investment Management

100 F Street, N.E.

Washington, D.C. 20549

Attention:  Patricia Williams

Re:	The Alger Funds
Registration Statement on Form N-14
(File Nos.: 811-1355, 33-4959)

Ladies and Gentlemen:

The undersigned hereby requests that the effective date for Pre-Effective Amendment No. 2 to the above-referenced Registration Statement be accelerated so that it will become effective on September 11, 2008 at 9:00 a.m., Eastern time, or as soon thereafter as may be practicable.

Very truly yours,

THE ALGER FUNDS

By:	/s/	Lisa A. Moss
Lisa A. Moss
Assistant Secretary

FRED ALGER & COMPANY, INCORPORATED

111 Fifth Avenue

New York, New York  10003

September 10, 2008

Securities and Exchange Commission

Division of Investment Management

100 F Street, N.E.

Washington, D.C. 20549

Attention:  Patricia Williams

Re:	The Alger Funds
Registration Statement on Form N-14
(File Nos.: 811-1355, 33-4959)

As principal underwriter of The Alger Funds (the “Fund”), we hereby join the Fund in requesting that the effective date for Pre-Effective Amendment No. 2 to the Fund’s Registration Statement on Form N-14 be accelerated so that it will become effective on September 11, 2008 at 9:00 a.m., Eastern time, or as soon thereafter as may be practicable.

Very truly yours,

FRED ALGER & COMPANY, INCORPORATED

By:	/s/	Lisa A. Moss
Lisa A. Moss
Vice President